INFANTE LAGO & COMPANY
                        (Letterhead)
                 Certified Public Accountants



January 20, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

           Re: Dismissal as Independent Auditor for Floridino's
               International Holdings, Inc.

Gentlemen:

The undersigned has been provided with a copy of a Form 8-K, fax date of January 14, 2000, being filed with the Securities and Exchange Commission by Floridino's International Holdings, Inc., relating to the replacement of this firm by Berkovits & Company, P.A. This firm agrees with the contents of the Form 8-K as presented to us on January 20, 2000.
Very truly yours,

Infante Lago & Company